UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITED CONTINENTAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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Dear team,

Greetings from Houston, where I am excited to be meeting with many of our IAH teammates. It’s great to be back on the front line and seeing the incredible momentum all of you are generating through your focus on our operation, customers and each other.

To help accelerate our path forward, as I hope many of you saw, yesterday we announced that we named three highly qualified new independent directors to United’s board of directors: Jim Kennedy, Robert Milton and Jim Whitehurst. They are world-class executives with deep relevant experience, including more than 25 years of combined airline industry expertise. I’m proud to welcome them to our board.

We have also been informed by two hedge funds, Altimeter Capital and PAR Capital Management, of their intention to nominate six director candidates to United’s board of directors. One of their director nominees is Gordon Bethune, who retired as CEO of Continental Airlines in 2004. As many of you know, Gordon is credited with leading Continental’s turnaround over 20 years ago. And, like Continental in the ‘90s, we are starting to see real improvement in our performance by focusing on our employees, operation and customer experience.

However, PAR and Altimeter aren’t just advocating appointing Gordon to the board.  They are nominating six director candidates, which we believe is designed to put their nominees in control of the board and our company’s future. This situation shouldn’t change your focus. Nothing changes — so please keep working hard to earn our customers’ trust and taking care of each other.  Our focus must remain on running a great airline that all of us are proud to work for and that our customers choose to fly.

You can learn more about our response to this proxy contest and follow additional updates at united.shareholderresource.com.

I am energized by the momentum we are seeing across our airline. There are great opportunities ahead of us and we will continue to stay focused on you and our customers as we grow. Thank you for your continued hard work and commitment — I look forward to seeing you around the system at IAH, LAX and SNA this week and more locations in the weeks ahead.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the matters to be considered at the 2016 annual meeting (the “2016 Annual Meeting”) of shareholders of United Continental Holdings, Inc. (“UAL”).  UAL intends to file a proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from UAL shareholders. UAL SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN

IMPORTANT INFORMATION.  Shareholders will be able to obtain any proxy statement, any amendments or supplements thereto and other documents filed by UAL with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at UAL’s website at www. ir.united.com in the “Securities Filings” section or by writing to UAL at 233 South Wacker Drive Chicago, Illinois 60606, Attn: Corporate Secretary.

Participants in the Solicitation

UAL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from UAL’s shareholders in connection with the matters to be considered at the 2016 Annual Meeting. Investors may obtain information regarding UAL and its directors and executive officers in UAL’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 18, 2016, and UAL’s definitive proxy statement for its 2015 annual meeting of shareholders (the “2015 Annual Meeting”), which was filed with the SEC on April 24, 2015.  To the extent holdings of UAL securities by UAL’s directors or executive officers have changed since the amounts disclosed in the definitive proxy statement for the 2015 Annual Meeting, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Change in Beneficial Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting.